Exhibit 10.52

MACK-CALI REALTY CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the Award Certificate attached hereto (the “Award Certificate”) is made by and between Mack-Cali Realty Corporation (together with its Subsidiaries and any successors thereto, the “Company”) and the Participant set forth in the Award Certificate. The Award Certificate is included with and made part of this Agreement. In this Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.

1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the threshold, target and maximum levels for each Performance Component set forth in the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between any two specified levels. In the event that actual performance does not meet the lowest level for any Performance Component (i.e., the threshold level), the “Achievement Percentage” with respect to such Performance Component shall be zero.

(b)    “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

(c)    “AFFO” means Core FFO less (i) recurring tenant improvements, leasing commissions and capital expenditures, (ii) straight-line rents and amortization of acquired above/below-market leases, net, and (iii) other non-cash income, plus (iv) other non-cash charges.

(d)    “AFFO Per Share” means AFFO divided by the weighted average shares of Common Stock outstanding, assuming redemption of common units of limited partnership interest of Mack-Cali Realty, L.P. into Common Stock, plus dilutive Common Stock equivalents determined in accordance with U.S. generally accepted accounting principles.

(e)    “Award” means the award(s) as set forth in the Award Certificate.

(f)    “Award Certificate” means the certificate attached to this Agreement specifying the Participant, Effective Date, the Award, the applicable Performance Periods, and the applicable Performance Components for the Award.

(g)    “Board” means the Board of Directors of Mack-Cali Realty Corporation.

(h)    “CLI TSR” means the compound annual growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the value of a share of Common Stock due to stock appreciation and dividends, assuming dividends are reinvested in Common Stock, over the Performance Period. For this purpose, the “Beginning Stock Price” means the price per share of Common Stock set forth in the Award Certificate (which is the average closing price of the Common Stock on the NYSE over the thirty (30) trading days ending the trading day before the Effective Date), and the “Ending Stock Price” shall be the average closing price of the Common Stock on the NYSE over the thirty (30) trading days ending on the last trading day of the Performance Period.

(i)    “Cause”  for termination of the Participant’s employment for purposes of this Agreement means: (A) if the Participant is a party to a Service Agreement immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such Service Agreement, or (B) if the Participant is not party to a Service Agreement immediately prior to such termination or the Participant’s Service Agreement does not define “Cause,” then “Cause” shall mean: (i) willful and continued failure by the Participant to use best efforts to substantially perform his duties to the Company and/or its Affiliates (other than any such failure resulting from Participant’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company and/or its Affiliates specifically identifying the manner in which the Company and/or its Affiliates believe Participant has not substantially performed his duties; (ii) material and continued failure to comply with Participant’s obligations under any written policy of the Company and/or its Affiliates applicable to senior executives as approved by the Board of Directors from time to time for a period of thirty (30) days after written demand for substantial compliance is delivered by the Company and/or its Affiliates specifically identifying the manner in which the Company and/or its Affiliates believe Participant has not substantially complied; (iii)  any act of fraud, embezzlement, misappropriation, or misuse for personal benefit of the assets or property of the Company and/or its Affiliates; or (iv) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state or territory thereof.  No act, or failure to act, on Participant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of, or not opposed to, the interests of the Company and/or its Affiliates. Any determination of Cause by the Company and/or its Affiliates will be made  (A) if the Participant is a party to a Service Agreement immediately prior to such termination, in accordance with the terms of such Service Agreement, or (B) if the Participant is not a party to a Service Agreement immediately prior to such termination, then  by the Board of Directors at a duly held meeting of the Board of Directors (held after reasonable notice to Participant and reasonable opportunity for him, together with his counsel, to be heard before the Board of Directors at the meeting) and pursuant to resolutions duly adopted by the affirmative vote of the majority of the Board of Directors present and voting at such meeting finding that in the good faith opinion of the Board of Directors after reasonable investigation that Participant has engaged in acts or omissions constituting Cause, provided that no such determination may be made, until Participant has been given written notice detailing the specific Cause event and, where applicable, the lapsing of any cure period.

(j)    “Change of Control”  means, with respect to any event: (A) if the Participant is party to a Service Agreement immediately prior to such event and “Change of Control” (or “Change in Control”) is defined therein, then “Change of Control” shall have the meaning set forth in such Service Agreement, or (B) if the Participant is not party to a Service Agreement immediately prior to such event and/or “Change of Control” is not defined therein, the occurrence of any one of the following events:

(1)          any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act, other than the Company, any of its Subsidiaries, or any employee benefit plan sponsored by the Company or any of its Subsidiaries, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of the Company  issued and outstanding immediately prior to such acquisition;

(2)    any Shares are purchased pursuant to a tender or exchange offer, other than an offer by the Company, that results in any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the Shares issued and outstanding immediately prior to such tender or exchange offer; or

(3)    the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company immediately prior to such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 30% of the voting power of the surviving or acquiring corporation.

A Change of Control under this Agreement shall be considered a “Change in Control” for purposes of the Plan in accordance with Section 1.2(h) of the 2013 Plan.

(k)    “Change of Control Period”  shall mean the period commencing on the earlier of (i) the date that a Change of Control occurs or (ii) the date that the Company enters into a definitive agreement with respect to a transaction, the consummation of which would constitute a Change of Control (provided it is actually consummated), and in either case ending on the second anniversary of the Change of Control.

(l)    “Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(m)    “Continuous Service” means the continuous service, without interruption or termination, as an employee, director, trustee, manager or member of, or with the approval of the Committee or the Board, consultant or advisor to the Company or an Affiliate.  Continuous Service shall not be considered interrupted in the case of:  (A) any approved leave of absence; (B) transfers among the Company and any Affiliate, or any successor, in any capacity of trustee, director, employee, manager, member, or with the approval of the Committee or the Board, consultant or advisor; or (C) any change in status as long as the individual remains in the service of the Company or any Affiliate of the Company in any capacity of employee, director, trustee, manager, member or similar function of, or (if the Committee or the Board specifically agrees that the Continuous Service is not uninterrupted) a consultant or advisor.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.  Subject to the preceding sentence, whether a termination of Continuous Service shall have occurred for purposes of this Agreement shall be determined by the Committee or the Board, which determination shall be final, binding and conclusive.

(n)    “Core FFO” means FFO, as adjusted for items that may distort the comparative measurement of the Company’s performance over time.

(o)    “Determination Date” means the applicable Determination Date with respect to an Award set forth in the Award Certificate.

(p)    “Dividend Equivalent Amount” means any of the TRSU Dividend Equivalent Amount, the PRSU Dividend Equivalent Amount or the OPRSU Dividend Equivalent Amount.

(q)    “Disability”  means: (A) if the Participant is a party to a Service Agreement immediately prior to the applicable event, and “disability” is defined therein, then “disability” shall have the meaning set forth in such definition; or (B) if the Participant is not party to a Service Agreement immediately prior to such event or the Participant’s Service Agreement does not define “Disability” or a substantially equivalent term, then “Disability” shall mean the inability of Participant, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform his principal duties to the Company and/or an Affiliate, with or without reasonable accommodation, for a continuous period of one hundred eighty (180) days, or periods aggregating two hundred seventy (270) days in any twelve month period, as determined by the Board or a committee thereof in good faith based upon medical evidence.

(r)    “Effective Date” means the Effective Date set forth in the Award Certificate.

(s)    “FFO”  means net income (loss) before noncontrolling interests of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions (including both acquisitions and dispositions), and impairments related to depreciable rental property, plus real estate-related depreciation and amortization.

(t)    “Good Reason”  for termination of the Participant’s employment for purposes of this Agreement means: (A) if the Participant is a party to a Service Agreement immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such Service Agreement, or (B) if the Participant is not party to a Service Agreement immediately prior to such termination and/or the Participant’s Service Agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following circumstances, without the Participant’s express written consent: (i) the material diminishment of Participant’s authority, duties or responsibilities; (ii) a material reduction in Participant’s annual base salary; or (iii) a material change in the geographic location at which the Participant must perform services directly or indirectly to the Company and/or its Affiliates. Unless otherwise provided in a Service Agreement to which the Participant is a party immediately prior to such termination, to constitute “good reason termination,” the Participant: (1) must provide written notice to the Company within thirty (30) days of the initial existence of the event constituting “Good Reason;” (2) may not terminate his employment unless the Company fails to remedy the event constituting “Good Reason” within thirty (30) days after such notice has been deemed given pursuant to this Agreement; and (3) must terminate employment with the Company no later than ten (10) days after the end of the thirty-day period in which the Company fails to remedy the event constituting “Good Reason.”

(u)    “Multiplier” means the OPRSU multiplier set forth in the Award Certificate.

(v)    “OPRSU” or “Outperformance Restricted Stock Unit” means a restricted stock unit that may be granted pursuant to the Plan based on performance over the applicable Performance Period.

(w)    “OPRSU Dividend Equivalent Amount  ” means a dividend equivalent right associated with an Earned OPRSU with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such Earned OPRSU.

(x)    “Partial Service Factor”  means a factor carried out to the sixth decimal to be used in calculating the number of RSUs that shall vest pursuant to Section 3 in the event of a termination of the Participant’s Continuous Service prior to the Determination Date, determined by dividing the number of calendar days that have elapsed since the Effective Date to and including the date of the Participant’s termination by 1,095.

(y)    “Participant” means the Eligible Person whose name is set forth in the Award Certificate.

(z)    “Performance Component” means the performance criteria applicable to the Award, as set forth in the Award Certificate.

(aa)    “Performance Period” means the applicable period set forth in the Award Certificate.

(bb)    “Plan” means the Mack-Cali Realty Corporation 2013 Incentive Stock Plan, as amended from time to time.

(cc)    “PRSU” or “Performance Restricted Stock Unit” means a performance-based restricted stock unit granted hereunder pursuant to the Plan.

(dd)    “PRSU Dividend Equivalent Amount” means a dividend equivalent right associated with an Earned PRSU with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such Earned PRSU.

(ee)    “Qualifying Termination” means a termination of the Participant’s employment (i) by the Company without Cause or while the Participant has a Disability, (ii) by the Participant for Good Reason, (iii) which is a Retirement, or (iv) resulting from the Participant’s death.

(ff)    “Relative TSR Percentile” means the percentile ranking of the CLI TSR over the Performance Period relative to the total shareholder return of the constituent companies listed in the Award Certificate over the Performance Period (calculated in a manner consistent with the calculation of the CLI TSR pursuant to this Agreement).

(gg)    “Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” set forth for such Performance Component in the Award Certificate.

(hh)    “RSU” or “Restricted Stock Unit” means a TRSU, PRSU, or OPRSU, either individually or in the aggregate, as the context may require.

(ii)     “Retirement”  means the termination of the Participant’s employment for any reason other than death, Disability, termination by the Company for Cause or termination by the Participant for Good Reason on or after the date that (i) the Participant has attained 60 years of age, and (ii) the Participant has served as an employee of the Company for at least ten (10) years.

(jj)    “Service Agreement”  means, as of a particular date, any employment, severance, consulting or similar service agreement then in effect between the Participant, on the one hand, and the Company or one of its Subsidiaries, on the other hand, as amended or supplemented through such date.

(kk)    “Subsidiary” has the meaning set forth in the Plan.

(ll)    “Target PRSUs” means the number of “Target PRSUs” set forth in the Award Certificate with respect to the PRSUs.

(mm)    “Termination Date” means the effective date of a Termination of Employment for any reason.

(nn)    “Termination of Employment” means a “separation from service” of the Participant from the Company, as defined under Section 409A.

(oo)    “Threshold OPRSUs” means the number of “Threshold OPRSUs” set forth in the Award Certificate with respect to the OPRSUs.

(pp)    “TRSU” or “Time Restricted Stock Unit” means a time-based restricted stock unit granted hereunder pursuant to the Plan.

(qq)    “TRSU Dividend Equivalent Amount” means a dividend equivalent right associated with a TRSU with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such TRSU.

2.    Grant of Awards; Calculation of Awards

(a)    Grant of Awards.

(i)    The Company hereby grants to the Participant a number of TRSUs under the Award equal to the number of TRSUs set forth in the Award Certificate, which TRSUs shall be subject to the satisfaction of the vesting conditions set forth in the Award Certificate and herein.

(ii)    The Company hereby grants to the Participant the opportunity to earn a number of PRSUs under the Award equal to the ranges set forth in the Award Certificate (with a threshold, target and maximum number of PRSUs for the Award). The actual number of PRSUs earned under the Award (the “Earned PRSUs”) shall be determined pursuant to Section 2(b), and further, the Earned PRSUs shall be subject to the satisfaction of the vesting conditions set forth in the Award Certificate and herein.

(iii)    The Company will grant to the Participant, as of the Determination Date, a number of OPRSUs under the Award equal to the number of OPRSUs, if any, determined pursuant to Section 2(c) (the “Earned OPRSUs”); provided, however, that the grant of the Earned OPRSUs is expressly contingent upon, and none of the Earned OPRSUs may be issued, granted, converted or exercised prior to, approval by the Company’s stockholders at or before the Company’s 2021 Annual Meeting of Stockholders of the proposed amended and restated Plan to increase the shares available for issuance under the Plan by an amount at least sufficient to cover the maximum number of Earned OPRSUs, and if such approval is not obtained, the Earned OPRSUs shall be forfeited and cancelled in their entirety for no consideration.

(b)    Calculation of Number of Earned PRSUs. Following the last day of the Performance Period applicable to the PRSUs, subject to the Participant’s Continuous Service through the last day of the Performance Period (except as otherwise provided in Section 5):

(i)The total number of Earned PRSUs under the Award shall be calculated by the Committee with respect to the Performance Component as of the Determination Date, or, if a Change of Control has occurred, as of the date of the Change of Control. The total number of Earned PRSUs shall be equal to the product of (A) the number of Maximum PRSUs for the Performance Component, multiplied by (B) the Achievement Percentage for the Performance Component. In the event that the Company’s actual performance does not meet the threshold level for the Performance Component, no PRSUs shall be earned in respect of the Performance Component. The total number of Earned PRSUs shall in no event exceed the number of Maximum PRSUs set forth in the Award Certificate. All PRSUs that do not become Earned PRSUs shall be forfeited automatically and without further action as of the Determination Date.

(ii)    The foregoing calculation shall be made no later than five business days following the Determination Date (or as soon thereafter as reasonably practicable), at which time the Company shall notify the Participant of the total number of Earned PRSUs (rounded down to the nearest whole PRSU).

(c)    Calculation of Number of Earned OPRSUs. Following the last day of the Performance Period applicable to the OPRSUs, subject to the Participant’s Continuous Service through the last day of the Performance Period (except as otherwise provided in Section 5):

(i)    The total number of Earned OPRSUs that may be granted as of the Determination Date to the Participant under the Award shall be calculated by the Committee with respect to each Performance Component. The total number of Earned OPRSUs that may be granted as of the Determination Date shall be equal to the product of (A) the total number of TRSUs set forth in the Award Certificate, multiplied by (B) the Multiplier as set forth in the Award Certificate. In the event that the Company’s actual performance does not meet the threshold level for either of the Performance Components, no OPRSUs shall be granted in respect of that Performance Component. The total number of Earned OPRSUs shall in no event exceed the number of Maximum OPRSUs set forth in the Award Certificate.

(ii)    The foregoing calculation shall be made no later than five business days following the Determination Date (or as soon thereafter as reasonably practicable), at which time the Company shall notify the Participant of the total number of Earned OPRSUs (rounded down to the nearest whole OPRSU).

3.    Vesting.      Subject to Section 5, the RSUs shall become vested as follows, subject to the Participant’s Continuous Service with the Company through the applicable date(s) (each, a “Vesting Date” and such RSU that vests, a “Vested RSU”):

(a)    With respect to the TRSUs, one-third of the TRSUs shall vest on each of the first, second, and third year anniversaries of the Effective Date;

(b)    With respect to the Earned PRSUs, if any, the Earned PRSUs shall become vested in full on the Determination Date.

(c)    With respect to the Earned OPRSUs, if any, the Earned OPRSUs shall become vested in full on the Determination Date.

4.    Issuance of Common Stock.

(a)    Settlement of Vested RSUs. Shares of Common Stock underlying a Vested RSU shall be transferred to the Participant as soon as administratively practicable following the applicable Vesting Date, but in no event later than the 15th day of the calendar month following the calendar month in which such Vesting Date occurs. No shares of Common Stock shall be issued to the Participant in respect of an RSU prior to the applicable Vesting Date. After an RSU becomes a Vested RSU, the Company shall promptly cause to be registered in the Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each such Vested RSU. For purposes of this Agreement, the date on which Vested RSUs are converted into shares of Common Stock shall be referred to as the “Settlement Date.”

(b)    Fractional RSUs. In the event the Participant is vested in a fractional portion of an RSU, such portion shall be rounded down to the nearest whole number.

5.    Effects of Certain Events.

(a)    General. Subject to Section 5(b), in the event that the Participant’s Continuous Service with the Company is terminated, any unvested RSUs (including, for the avoidance of doubt, unvested TRSUs, unearned PRSUs, earned but unvested PRSUs, unearned and not-yet-granted OPRSUs and earned but unvested OPRSUs) and any associated Dividend Equivalent Amount shall be forfeited automatically and without further action as of the Termination Date.

(b)    Qualifying Termination. Notwithstanding Section 5(a):

(i)    (A)    With respect to the TRSUs, in the event of the Participant’s Qualifying Termination due to death, Disability or Retirement prior to the vesting of the TRSUs, all unvested TRSUs shall automatically and immediately vest as of the Termination Date. In such case, such number of TRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date.

(B)    With respect to the TRSUs, in the event of the Participant’s Qualifying Termination due to termination by the Company without Cause or by the Participant for Good Reason prior to the vesting of the TRSUs, unvested TRSUs shall automatically and immediately vest as of the Termination Date on a pro-rated basis based on (i) the total number of TRSUs multiplied by the Partial Service Factor as of the

Termination Date, minus (ii) the number of TRSUs that had previously vested prior to the Termination Date. In such case, such number of TRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date. All other unvested TRSUs shall be forfeited automatically and without further action as of the Termination Date.

(ii)    With respect to the PRSUs, in the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period, a portion of the PRSUs which may be earned under the Award will become earned only as of the Determination Date, with the actual number of Earned PRSUs determined based on actual performance through the Determination Date, as measured against the Performance Component. The number of Earned PRSUs calculated in accordance with this Section which become vested will be pro-rated based on the number of PRSUs earned as of the Determination Date multiplied by the Partial Service Factor, and such pro-rated number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Determination Date; provided, however, that if the Qualified Termination is as a result of the Participant’s Retirement, the Partial Service Factor shall be equal to one (1). All other PRSUs and PRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the Termination Date.

(iv)    With respect to the OPRSUs, in the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period, a portion of the OPRSUs which may be earned and granted under the Award will become earned and granted no later than immediately prior to the Determination Date, with the actual number of Earned OPRSUs determined based on actual performance through the Determination Date, as measured against the Performance Component. The number of Earned OPRSUs calculated in accordance with this Section which become vested will be pro-rated based on the number of Earned OPRSUs as of the Determination Date multiplied by the Partial Service Factor, and such pro-rated number of Earned OPRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Determination Date; provided, however, that if the Qualified Termination is as a result of the Participant’s Retirement, the Partial Service Factor shall be equal to one (1). All other rights to earn and/or be granted OPRSUs or OPRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the Determination Date.

(c)    Termination for Cause. In the event of the termination of Participant’s Continuous Service by the Company for Cause, then the Award, the RSUs (whether or not earned or vested) and any associated Dividend Equivalent Amounts, and any shares underlying RSUs that have not yet been transferred to the Participant, shall be forfeited automatically and without further action as of the Termination Date. For the avoidance of doubt, in addition to the foregoing, in the event of the termination of the Participant’s Continuous Service by the Company for Cause, the Participant shall forfeit any right to earn or to be granted any OPRSUs.

(d)    Change of Control. Notwithstanding the foregoing:

(i)    With respect to the TRSUs, in the event of a Qualified Termination of the Participant’s Continuous Service during a Change of Control Period prior to the vesting of the TRSUs, all unvested TRSUs shall automatically and immediately vest as of the Termination Date. In such case, such number of TRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of Termination.

(ii)    With respect to the PRSUs, in the event of a Qualified Termination of the Participant’s Continuous Service during a Change of Control Period and prior to the completion of the Performance Period, a portion of the PRSUs which may be earned under the Award will become earned as of the Termination Date, with the actual number of Earned PRSUs equal to the greater of (X) the number of Earned PRSUs earned based on actual performance through the date of the Change of Control and measured against the Performance Component based on actual performance through the date of the Change of Control,  and (Y) the Target amount of Earned PRSUs. In each such case, such number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date, and all other PRSUs and PRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the Termination Date.

(iii)    With respect to the OPRSUs, in the event of a Qualified Termination of the Participant’s Continuous Service during a Change of Control Period, a portion of the OPRSUs which may be earned and granted under the Award will become earned and granted as of immediately prior to the Termination Date, with the actual number of Earned OPRSUs determined based on actual performance for the applicable Performance Period determined as of the Determination Date, measured against the Performance Component. In such case, such number of Earned OPRSUs (and any associated OPRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Determination Date, and all other rights to earn and/or be granted OPRSUs shall be forfeited automatically and without further action as of the Determination Date.

(iv)    If after a Change of Control the Company or its successor does not assume, convert, or replace any TRSUs, PRSUs and OPRSUs as calculated in Section 2 or Section 5, as applicable, with a security with substantially the same rights, privileges, preferences of the

TRSUs, PRSUs and OPRSUs, respectively, then in each case the applicable TRSUs, PRSUs and OPRSUs described in Section 5, as applicable, shall immediately vest.

6.    Dividend Equivalent Rights.

(a)    Each TRSU shall have a TRSU Dividend Equivalent Amount that shall be paid concurrently with the corresponding Common Stock cash dividend, without regard to whether the TRSU is a Vested RSU.

(b)    Each Earned PRSU shall accrue a PRSU Dividend Equivalent Amount that shall be paid if, as and when the Earned PRSU becomes vested and earned. For the avoidance of doubt, no dividend equivalent right shall accrue in respect of a PRSU which is not vested and earned based on the achievement of the Performance Component.

(c)    The PRSU Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled Earned PRSUs (or PRSUs which become Earned PRSUs in accordance with this Agreement) if such shares had been outstanding on the dividend record date. The Participant’s PRSU Dividend Equivalent Amount shall not be credited with interest or earnings.

(d)    Any PRSU Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the Earned PRSU to which the dividend equivalent right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the Earned PRSUs to which they relate; and (iii) will be denominated and payable solely in cash.

(e)    Each Earned OPRSU shall accrue an OPRSU Dividend Equivalent Amount that shall be paid if, as and when the Earned OPRSU becomes vested and earned. For the avoidance of doubt, no dividend equivalent right shall accrue in respect of an OPRSU which is not vested, earned and granted based on the achievement of the applicable Performance Components.

(f)    The OPRSU Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled Earned OPRSUs if such shares had been outstanding on the dividend record date. The Participant’s OPRSU Dividend Equivalent Amount shall not be credited with interest or earnings.

(g)    Any OPRSU Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the Earned OPRSU to which the dividend equivalent right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the Earned OPRSUs to which they relate; and (iii) will be denominated and payable solely in cash.

(h)    The payment of the Dividend Equivalent Amounts, if any, will be net of all applicable withholding taxes pursuant to Section 7(g).

7.    Miscellaneous.

(a)    Administration. The Committee shall administer the Award. At the end of the Performance Period (or, earlier, as provided in Section 5), the Committee shall calculate and approve the number of Earned PRSUs awarded to the Participant under the Award and shall calculate and approve the number of Earned OPRSUs to be granted to the Participant under the Award.

(b)    Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Awards and RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.

(c)    Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award or the RSUs shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.

(d)    No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the shares of Common Stock delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

(e)    No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder (or shares of Common Stock issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the Employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the Employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Participant and the Company (or any Affiliate).

(f)    Limitation on Stockholder Rights. The Participant shall have no rights as a stockholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 6), and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock, except for the Dividend Equivalent Rights as set forth in Section 6.

(g)    Tax Withholding.

(i)    Regardless of any action the Company takes with respect to any or all federal, state, or local income tax, employment tax or other tax-related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith) is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting, and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax Related Items in more than one jurisdiction.

(ii)    Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the maximum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Settlement Date. Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(h)    Clawback Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s Clawback Policy, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to shares of Common Stock issued under this Agreement shall extend to any proceeds realized by the Participant upon the sale or other transfer of such shares of Common Stock.

(i)    Section 409A Compliance. The Award, the RSUs, and the shares of Common Stock and amounts payable under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding anything to the contrary in this Agreement, if the Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to the Participant prior to the date that is six months after the date of the

Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to the Participant or any other person for any payment made under this Plan that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(j)    Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(k)    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any suit, action, or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New Jersey or the State of Maryland, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. EACH OF THE PARTICIPANT AND THE COMPANY HEREBY IRREVOCABLY

WAIVES (I) ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW JERSEY OR THE STATE OF MARYLAND, (II) ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM, AND (III) ANY RIGHT TO A JURY TRIAL.

(l)    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

MACK-CALI REALTY CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

AWARD CERTIFICATE

1.    Mack-Cali Realty Corporation, a Maryland corporation (together with its Subsidiaries and their successors, the “Company”), and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Mack-Cali Realty Corporation Restricted Stock Unit Agreement (the “Agreement”) to which it is attached. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Company’s 2013 Incentive Stock Plan (as amended from time to time, the “Plan”) or the Agreement.

2.    Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

General 1
Participant:	[ ]
Effective Date:	April 21, 2021

Award - TRSUs
Number of TRSUs:	[ ]

Award - PRSUs
Threshold PRSUs:	25% of Maximum
Target PRSUs:	62.5% of Maximum
Maximum PRSUs:	100% of Maximum ([________] Shares]
Performance Period:	April 21, 2021 to April 20, 2024
Determination Date:	April 20, 2024
Beginning Stock Price:	$15.89 per share

Performance Components for PRSUs:

•	Absolute TSR (Relative Weighting: 75% of Maximum PRSUs)

Level of Achievement	Absolute TSR (non-annualized)	Percentage of Award Earned*
Below Threshold	<18 Percent	0%
Threshold	18 Percent	25%
Target	27 Percent	62.5%
Maximum	≥36 Percent	100%

•	Relative TSR (Relative Weighting: 25% of Maximum PRSUs)

Level of Achievement	Relative TSR Percentile Rank	Percentage of Award Earned*
Below Threshold	<35th Percentile	0%
Threshold	35th Percentile	25%
Target	55th Percentile	62.5%
Maximum	≥75th Percentile	100%
*TSR between performance levels shall be determined using linear interpolation.

Potential Award - OPRSUs	Multiplier
Threshold OPRSUs:	0x TRSUs
Target OPRSUs:	0.5x TRSUs
Maximum OPRSUs:	1.0x TRSUs
Performance Period:	January 1, 2023 to December 31, 2023.
Determination Date:	April 20, 2024

Performance Component for OPRSUs
Threshold AFFO Per Share:		$0.40
Target AFFO Per Share:		$0.50
Maximum AFFO Per Share:		$0.60

3.    The Award and any RSUs which may vest and/or be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan, and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan or the Agreement, then the terms of the Plan or the Agreement, as applicable, shall govern. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.

4.      Relative TSR shall be determined with respect to the TSR of the following peer group companies:

1	American Assets Trust, Inc.
2	Apartment Income REIT
3	AvalonBay Communities, Inc.
4	Boston Properties, Inc.
5	Brandywine Realty Trust
6	Camden Property Trust
7	Columbia Property Trust, Inc.
8	Corporate Office Properties Trust
9	Cousins Properties Incorporated
10	Douglas Emmett, Inc.
11	Empire State Realty Trust, Inc.
12	Equity Residential
13	Essex Property Trust, Inc.
14	Highwoods Properties, Inc.
15	Hudson Pacific Properties, Inc.
16	Independence Realty Trust, Inc.
17	JBG SMITH Properties
18	Kilroy Realty Corporation
19	Mid-America Apartment Communities, Inc.
20	Paramount Group, Inc.
21	Piedmont Office Realty Trust, Inc.
22	SL Green Realty Corp.
23	UDR, Inc.
24	Washington Real Estate Investment Trust

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

MACK-CALI REALTY CORPORATION By:__________________________________ Name: Title: Authorized Signatory	PARTICIPANT ___________________________________ Name: [Name]